EXHIBIT 10.1

BINDING LETTER OF INTENT

September 5th, 2012

To:	I SPEED ZONE INC 5790 Étienne D’Allaire Évi, Québec, G6V 8V6 Attention: Dany Gagné

RE:	Purchase of all of the issued and outstanding shares (the "Shares") I Speed Zone inc.

The following sets out the basic terms upon which we would be prepared to purchase the Shares. The terms are comprehensive and we expect that additional terms, including reasonable warranties and representations, will be incorporated into a formal agreement (the "Formal Agreement") to be negotiated. The basic terms are as follows:

1. Purchaser:  Technologies Scan Corp

2. Target: I Speed Zone Inc.(the "Target")

3. Principal Shareholders:  Dany Gagné and Carmen Dion  and any other shareholders of the Target (the "Vendors") . Shares: The Purchaser agrees to purchase from the Vendors and the Vendors agree to sell, assign and transfer and to cause all holders of the Shares to sell, assign and transfer to the Purchaser, the Shares free and clear of all liens, charges and encumbrances.

4. Transaction: The Purchaser, the Target and the Vendors will enter into a business combination (the"Combination") whereby the Purchaser will acquire all of the issued and outstanding securities of the Target from all the Vendors in a share exchange equal to 100% ownership for the Target in the Purchaser. ( 50 million share deposit at the signature of the present Letter of Intent, 50 Million shares at the signature of the definitive agreement and 30,5 Million shares at the acceptance by the SEC and Finra of the present transaction.) If the transaction is not approved by the SEC and / or Finra all shares issued by the Purchaser to the Target will be returned to the Purchaser and /or cancelled.

Proposed Total Issued and Outstanding Shares Post-Merger: 245,000,000

5. Structure: In order to facilitate the Acquisition, the Purchaser, the Target and the Vendors agree that each will use their best efforts to formulate a structure for the Combination which is acceptable to each of the parties and which is formulated to:

▪	comply with all necessary legal and regulatory requirements;
▪	minimize or eliminate any adverse tax consequences; and
▪	be as cost effective as possible.

6. Access to Information: Immediately upon execution of this Letter of Intent, the Purchaser and its advisors will have full access during normal business hours to, or the Target and the Vendors will deliver to the Purchaser, copies of all documents (the "Materials") pertaining to the operations of the Target.

7. Condition(s) Precedent: The obligation of the Purchaser to purchase the Shares will be subject to satisfaction or written waiver by the Purchaser of the following condition(s) (the "Conditions Precedent") within 10 days after execution and delivery of the Formal Agreement:

▪	review and approval of all materials in the possession and control of the Target and the Vendors which are germane to the decision to purchase the Shares;
▪
the Purchaser and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the solicitors and the Purchaser are satisfied with the results of such due diligence;

▪
the Purchaser and its accountant having had a reasonable opportunity to review the audited financial statements once received (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of the Target, prepared in accordance with generally accepted accounting principles and that both the Purchaser and its accountant are satisfied with the content of such financial statements;

▪	the Purchaser obtaining the consent from any parties from whom consent to the transfer of the Shares is required;
▪	the Purchaser obtaining confirmation that any names used in the business of the Target is available for use by the Purchaser and can be registered as a trade mark of the Purchaser;
▪	no material adverse change having occurred in connection with the business of the Target or the Shares;
▪	all representations and warranties of the Target and the Vendors being true and all covenants of the Target and the Vendors having been performed in all material respects as of the Closing;
▪	no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in this Letter of Intent;
▪	a satisfactory legal opinion being available from Vendors' counsel;
▪	completion of satisfactory physical inspection of the assets of the Target;
▪	satisfactory review of title to the assets of the Target; and
▪	approval of the Board of Directors of the Purchaser being obtained.

It would be the expectation of the Purchaser that many of the Conditions Precedent will be narrowed or eliminated altogether as the Purchaser completes its due diligence and the Formal Agreement and schedules thereto are finalized.

8. Return of Materials: The Materials will be returned to the Target and/or the Vendors, as applicable, or destroyed if the Formal Agreement is not executed within the time provided.

9. Closing: The closing (the "Closing") of the transactions contemplated by this Letter of Intent will occur not later than __45__days following the satisfaction or written waiver by the Purchaser of the Conditions Precedent. At the Closing, the Vendors will transfer the Shares to the Purchaser free from any outstanding liens, charges, claims or encumbrances and execute all such documents as the Purchaser's solicitors may require in order to effect such transfer including a restrictive covenant agreement that the Vendors will not compete anywhere in __WORLD_______ with the Purchaser in connection with the business of the Target. The Closing may take place by exchange of the appropriate solicitor's undertakings, which will involve each party's solicitors delivering to his or her counterpart all required cash and documentation, to be held in trust and not released until all such cash and documentation has been executed and delivered to the Purchaser.

10. Costs: The Purchaser and the Vendors will each bear their own expenses in connection with this Letter of Intent and the purchase and sale of the Shares.

11. Confidentiality: All negotiations regarding the Target and the Shares will be confidential and will not be disclosed to anyone other than respective advisors and internal staff of the parties. No press or other publicity release will be issued to the general public concerning the proposed transaction without mutual consent unless required by law, and then only upon prior written notice to the other party.

12. Purchase and Sale Agreement: Upon execution of this Letter of Intent, the Purchaser will prepare a draft of the Formal Agreement for the Vendors' review.

13. Good Faith Negotiations: Each of the Purchaser and the Vendors will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Formal Agreement within _45__ days following the execution of this Letter of Intent.

14. Exclusive Opportunity: Following the execution of this Letter of Intent, the Vendors will not negotiate or enter into discussions with any other party or offer the Shares or any interest therein for sale to any other party until the time herein provided for settlement of the Formal Agreement has expired.

15. Standstill Agreement: Following the execution of this Letter of Intent and until the Closing, the Vendors will not, directly or indirectly, purchase or sell any securities of the Purchaser.

16. Only the Formal Agreement, duly executed and delivered by the Vendors and Purchaser, will be enforceable, and it will supersede the provisions of this Letter of Intent and all other agreements and understandings between the Purchaser and the Vendors with respect to the subject matter of this Letter of Intent. This Letter of Intent does not constitute either an offer to sell or an offer to purchase securities.

17. Proper Law: This Letter of Intent will be governed by and construed in accordance with the law of the State of Nevada and the parties hereby attorney to the jurisdiction of the Courts of competent jurisdiction of the State of Nevada in any proceeding hereunder.

18. Counterparts and Electronic Means: This Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery to us of an executed copy of this Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter of Intent as of the date of successful transmission to us.

19. Acceptance: If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter of Intent by no later than by 4 p.m. on September 5th, 2012. Facsimile is acceptable.

Yours truly,

Name: Ghislaine St-Hilaire	Name: Gilbert Pomerleau

Technologies Scan Corp	Technologies Scan Corp
Title: President / CEO	Title: CFO

The above terms are accepted this 5th. day of September 2012.

Name: Danny Gagné	Name: Carmen Dion

I Speed Zone Inc. (6285431 Canada Inc.)	I Speed Zone Inc
Title: CEO	Title: President